EXHIBIT 99.10(B)

                     Written Consent of Price Waterhouse LLP


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                                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 28 to the Registration Statement on Form N-4 (the "Registration Statement") of our reports dated February 19, 1998 and February 11, 1998, relating to the financial statements of Phoenix Home Life Variable Accumulation Account and the consolidated financial statements of Phoenix Home Life Mutual Insurance Company, respectively, which appear in such Statement of Additional Information, and to the incorporation by reference of our reports into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.


/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
Hartford, Connecticut
April 29, 1998